Exhibit 10.1

Realty Income Corporation

Deferred Compensation Plan

Effective Date

December 1, 2024

Realty Income Corporation Deferred Compensation Plan

Article I
Establishment and Purpose	2
Article II
Definitions	2
Article III
Eligibility and Participation	6
Article IV
Deferrals	7
Article V
Company Contributions	10
Article VI
Payments from Accounts	11
Article VII
Valuation of Account Balances; Investments	14
Article VIII
Administration	16
Article IX
Amendment and Termination	18
Article X
Informal Funding	19
Article XI
Claims	19
Article XII
General Provisions	26

Realty Income Corporation Deferred Compensation Plan

Article I

Establishment and Purpose

Realty Income Corporation (the “Company”) has adopted this Realty Income Corporation Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date and Company Contributions credited, in each case, with respect to Plan Years commencing on or after the Effective Date.

The purpose of the Plan is to attract and retain key employees and non-employee members of the Board of Directors by providing them with an opportunity to defer receipt of a portion of their salary, bonus, director fees and other specified compensation, as applicable. The Plan is not intended to meet the qualification requirements of Code Section 401(a) but is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal income tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Directors. Any amounts set aside to defray the liabilities assumed by the Company or a Participating Employer, as applicable, will remain the general assets of the Company or the Participating Employer, as applicable, and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II

Definitions

2.1	Account. Account means a bookkeeping account maintained by the Company to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Company may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Subaccounts may be maintained for the purpose of tracking amount subject to different vesting schedules. Reference to an Account means any such Account established by the Company, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Business Day.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

Realty Income Corporation Deferred Compensation Plan

2.4	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5	Board of Directors. Board of Directors means, the Board of Directors of the Company.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10	Committee. Committee means a committee appointed by the Company to administer the Plan.

2.11	Common Stock. Common Stock means the common stock of the Company.

2.12	Company. Company means Realty Income Corporation.

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to a Company Contribution shall include Earnings attributable to such contribution.

2.14	Compensation. Compensation means a Participant’s salary, bonus, commission, director fees and such other cash compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan. In addition, Compensation may include Equity Awards. Compensation excludes any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, (ii) the Payment Schedule applicable to the Primary Separation Account or one or more Flex Accounts established under such Compensation Deferral Agreement and (iii) the allocation of Deferrals among the Participant’s established Accounts.

Realty Income Corporation Deferred Compensation Plan

2.16	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Deferred Stock Unit. Deferred Stock Unit means a unit representing the right to receive one share of Common Stock pursuant to an Equity Award for which a deferral election has been made under this Plan.

2.18	Director. Director means a non-employee member of the Board of Directors of the Company.

2.19	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.20	Effective Date. Effective Date means December 1, 2024.

2.21	Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees who has been notified during an applicable enrollment period of their status as an Eligible Employee. The Committee, in a settlor capacity, has the discretion to determine which Employees are Eligible Employees for each enrollment.

2.22	Employee. Employee means a common-law employee of an Employer.

2.23	Employer. Employer means the Company and each Participating Employer.

2.24	Equity Award. Equity Award means any restricted stock unit award granted by the Company to a Participant pursuant to the Equity Plan; provided, that the Committee may in its sole discretion exclude any restricted stock units from Deferrals under the Plan.

2.25	Equity Plan. Equity Plan means the Company’s 2021 Incentive Award Plan, as it may be amended or restated from time to time, or, to the extent applicable, any similar future or successor equity compensation plan of the Company.

2.26	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.27	Flex Account. Flex Account means a Separation Account or Specified Date Account established under the terms of a Participant’s Compensation Deferral Agreement. Only cash Deferrals may be allocated to a Flex Account. Unless the Committee specifies otherwise during an applicable enrollment, a Participant may maintain no more than five (5) Flex Accounts at any one time. A Participant’s PSU Account(s) are not included among the Participant’s Flex Accounts.

Realty Income Corporation Deferred Compensation Plan

2.28	Participant. Participant means an individual described in Article III.

2.29	Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.30	Payment Schedule. Payment Schedule means a designation of the date or period on or in which payment of the Primary Separation Account or any Flex Account will commence and the form in which payment of such Account will be made, as provided in Article VI.

2.31	Performance-Based Compensation. Performance-Based Compensation means Compensation that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code. The amount of, or entitlement to, the Compensation shall be contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months provided that the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as Performance-Based Compensation shall be made in accordance with Treas. Reg. Section 1.409A-1(e).

2.32	Plan. Plan means “Realty Income Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.33	Plan Year. Plan Year means January 1 through December 31.

2.34	Primary Separation Account. Primary Separation Account means an Account established by the Committee to record Company Contributions and cash Deferrals allocated to the Primary Separation Account pursuant to a Participant’s Compensation Deferral Agreement submitted during their initial enrollment in the Plan. The Primary Separation Account is payable to a Participant upon their Separation from Service in accordance with Section 6.3.

2.35	PSU Account. A PSU Account is a dedicated Specified Date Account established to record a Participant’s Deferrals of performance-vesting Equity Awards. Unless the Committee specifies otherwise during an applicable enrollment, a Participant may maintain no more than five (5) PSU Accounts at any one time. No other Account may receive deferrals of performance-vesting Equity Awards.

Realty Income Corporation Deferred Compensation Plan

2.36	Separation Account. Separation Account means an Account established by the Company in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 6.3.

2.37	Separation from Service. Separation from Service means an Employee’s “separation from service” as defined in Section 1.409A-1(h) with the Employer and all Affiliates.

2.38	Specified Date Account. Specified Date Account means an Account established by the Company to record the amounts payable in a future calendar year as specified in the Participant’s Compensation Deferral Agreement.

2.39	Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee. In all events, the existence of an “Unforeseeable Emergency” shall be determined by the Committee in accordance with the requirements of Section 409A of the Code.

Article III

Eligibility and Participation

3.1	Eligibility and Participation. All Eligible Employees and all Directors may enroll in the Plan. Eligible Employees and Directors who enroll in the Plan become Participants on the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV. An Eligible Employee also may become a Participant on the date Company Contributions are first credited to their Account.

3.2	Duration. Only Eligible Employees and Directors may submit Compensation Deferral Agreements during an enrollment period. Only Eligible Employees may receive Company Contributions. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements.

Realty Income Corporation Deferred Compensation Plan

All Participants with Account Balances may, regardless of their current eligibility to continue making Deferrals into the Plan, exercise all of the rights of a Participant under the Plan with respect to their Account(s). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when their Account has been reduced to zero (0).

3.3	Rehires. An Eligible Employee or Director who experiences a Separation from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of eligibility) will have their Compensation Deferral Agreement for such year, if any, reinstated, but their eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV

Deferrals

4.1	Deferral Elections, Generally.

(a)	An Eligible Employee or Director may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the enrollment materials or the Compensation Deferral Agreement, Deferral elections with respect to a Compensation source (such as salary, bonus, fees, Equity Awards or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)	A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, that does not comply with Code Section 409A, or that is submitted by a Participant who Separates from Service prior to the date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the Deferral election becomes irrevocable under the rules of Section 4.2. If an Eligible Employee ceases to be an Eligible Employee prior to the date on which the Deferral election becomes irrevocable under the rules of Section 4.2, then such Compensation Deferral Agreement shall be considered null and void and shall not take effect.

(c)	The Committee may permit different Deferral amounts for each component of Compensation and may establish a minimum or maximum Deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer from one percent (1%) to seventy-five percent (75%) of their base compensation and from one percent (1%) to one hundred percent (100%) of bonus, commissions, Director fees, Equity Awards or other Compensation. Deferrals of Equity Awards will be made in whole shares.

In the event that a Compensation Deferral Agreement’s Deferral percentage results in Deferred Stock Units covering a fractional share, the amount deferred under the Plan will be rounded down to the nearest whole stock unit.

Realty Income Corporation Deferred Compensation Plan

(d)	Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings. Deferrals of an Equity Award shall be calculated as a percentage of the Equity Award, as specified in the enrollment materials, with deferrals of any fractional stock units rounded down to the nearest whole stock unit. To the extent permissible under Code Section 409A, the Committee may, in its discretion reduce deferrals of Participants so as not to exceed 100% of such Participant’s cash Compensation (after taking into consideration all of the Participant’s other deductions and withholdings).

(e)	The Eligible Employee or Director shall specify on their Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to the Primary Separation Account or to one or more Flex Accounts. If no designation is made, Deferrals shall be allocated to the Primary Separation Account; provided, however, that performance-vesting Equity Awards may only be deferred to a PSU Account.

4.2            Timing Requirements for Compensation Deferral Agreements.

(a)	Initial Eligibility. The Committee may permit an Eligible Employee or Director to defer Compensation earned or granted in the first year of eligibility but only to the extent earned or vested based on service following the date on which such election becomes irrevocable. The Compensation Deferral Agreement must be filed within 30 days after the Eligible Employee or Director, as applicable, first attains Eligible Employee or Director status and becomes irrevocable not later than the 30th day following the date of such initial eligibility.

For clarity, a Compensation Deferral Agreement filed under this paragraph applies only to Compensation related to service performed after the date on which the Compensation Deferral Agreement becomes irrevocable, and any annual cash incentive compensation or Equity Award deferred pursuant to this Section 4.2(a) shall be prorated to reflect the portion of such compensation earned or vested based on service after such date. The determination of whether an Eligible Employee or Director may file a Compensation Deferral Agreement under this Section 4.2(a) shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulations Section 1.409A-2(a)(7).

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee or Director to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the services related to such Compensation commence. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline (or any earlier date specified in the enrollment materials).

Realty Income Corporation Deferred Compensation Plan

(c)	Performance-Based Compensation. The Committee may permit an Eligible Employee or Director to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Performance-Based Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election in accordance with the foregoing requirements. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)	Certain Forfeitable Rights. With respect to a legally binding right to Compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the “legally binding right” to such Compensation (within the meaning of Section 409A of the Code), the Committee may permit an Eligible Employee or Director to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for at least 12 months merely because the condition lapses upon the death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) of the Participant, or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), provided that if the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

Realty Income Corporation Deferred Compensation Plan

(e)	“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee or Director as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.4.

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate cash Deferrals to the Primary Separation Account or to one or more Flex Accounts. A Compensation Deferral Agreement may allocate Deferred Stock Units to a Specified Date Account.

In the event a Participant’s Compensation Deferral Agreement allocates a cash Deferral to a Specified Date Account that commences payment in the year such Compensation is earned and vested or otherwise before any minimum deferral period established by the Committee, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Specified Date Account having the next earliest payment year (including, if applicable, taking into consideration any minimum deferral period established by the Committee). If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to the Primary Separation Account.

4.4	Cancellation of Deferrals. The Committee, in its sole discretion, may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of their position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this clause (ii)).

Article V

Company Contributions

5.1	Discretionary Company Contributions. A Participating Employer may in its sole and absolute discretion, credit discretionary Company Contributions in the form of matching, profit sharing or other contributions to any Eligible Employee in any amount determined by the Participating Employer. Discretionary Contributions are credited as the sole discretion of the Company, and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

Realty Income Corporation Deferred Compensation Plan

5.2	Vesting. Company Contributions vest according to the schedule specified by the Committee on or before the time the contributions are made. Make-up and supplemental contributions related to employer contributions to an Employer’s tax-qualified plan will vest at the same rate provided for the related contribution under such tax-qualified plan.

The Company may elect to accelerate vesting of Company Contributions for any Participant at any time in its sole discretion.

Article VI

Payments from Accounts

6.1	General Rules. Except as expressly provided otherwise, a Participant’s Accounts become payable upon the first to occur of the payment years or events applicable to such Account under Sections 6.2 (if elected) through 6.5.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on the vested Account Balances as of the first Business Day of the month in which actual payment will be made.

6.2	Specified Date Accounts.

Commencement. Payment of a Specified Date Account or PSU Account is made or begins in the fifth calendar year following the Plan Year in which such Specified Date Account is established unless the Participant elects a later calendar year.

Form of Payment. Payment of a Specified Date Account or PSU Account will be made in a lump sum, unless the Participant elected to receive such Account in a designated number of annual installments not to exceed five (5) installment payments.

6.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive the Account Balance of their

(a)            Primary Separation Account,

(b)            Separation Accounts, and

(c)            all Specified Date Accounts that commence payment under Section 6.2 in a calendar year after the calendar year in which the Participant’s Separation from Service occurs.

Realty Income Corporation Deferred Compensation Plan

Notwithstanding the foregoing, or anything herein to the contrary, in no event will a PSU Account become payable under this Section 6.3.

Commencement. All such Accounts will be paid or commence payment in the calendar year next following the calendar year in which Separation from Service occurs, unless the Participant elected a later calendar year for an Account. The Participant’s election for the Primary Separation Account will apply to all Specified Date Accounts payable under this Section 6.3.

Notwithstanding any other provision of this Plan, to the extent delayed commencement of a Participant’s Accounts is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) at the time of his or her Separation from Service shall not be payable to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (y) the date of Participant’s death.

Form of Payment. Payment from the Primary Separation Account and any Separation Account will be made in a lump sum, unless the Participant elects to receive such Account in a designated number of annual installments not to exceed ten (10) installment payments. All Specified Date Accounts payable under this Section 6.3 will be paid at the same time and in the same form of payment elected for the Primary Separation Account.

6.4	Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee or Director at the time of death), all remaining vested Account Balances shall be paid to their Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)	Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates their spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change their designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)	No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

Realty Income Corporation Deferred Compensation Plan

6.5	Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of their vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Primary Separation Account and any Separation Accounts pro rata until fully distributed, then from the Specified Date Accounts, starting with the Account having the latest commencement date until fully distributed, then continuing in this manner with the next latest Account until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the Committee approves the payment. The Committee may specify under a uniform policy that Company Contributions may not be made available for distribution under this Section 6.5.

6.6	Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing (no later than the date of the payment) an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.7	Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8	Rules Applicable to Installment Payments. If a Payment Schedule specifies annual installment payments, payments will be made commencing in the designated calendar year for the applicable payment under this Article VI (as may be modified under Section 6.9) with subsequent installments paid in successive calendar years until the number of installment payments specified in the applicable Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the vested Account Balance as of the first Business Day in the month actual payment will be made and (b) equals the remaining number of annual installment payments. For purposes of Section 6.9, installment payments will be treated as a single payment. Accounts payable in installments will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

Realty Income Corporation Deferred Compensation Plan

6.9	Modifications to Payment Schedules. Prior to a Separation from Service, Participant may modify the Payment Schedule elected by them with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 6.9.

(a)	Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the first day of the calendar year payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)	Date of Payment under Modified Payment Schedule. The date on which payments are to commence under the modified Payment Schedule must be no earlier than the fifth anniversary of the date that payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration or further deferral of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date of payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)	Effect on Accounts. An election to modify a Payment Schedule is limited to the designated Account(s) and payment time or event to which such Payment Schedule applies and shall not be construed to affect any Payment Schedule for an alternative payment time or event applicable to such Account(s) or any Payment Schedule applicable to any other Account. In the event of an election to modify a Payment Schedule that does not satisfy the requirements of this Section 6.9, payments will be made in accordance with the Prior Election.

Article VII

Valuation of Account Balances; Investments

7.1	Valuation. Deferrals shall be credited to appropriate Accounts as of the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Deferred Stock Units shall be credited to the appropriate Account on the date that the related Equity Award vests. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3	Investment Options. The Committee will determine investment options. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

Realty Income Corporation Deferred Compensation Plan

7.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of their Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6	Company Stock. Deferrals of Equity Awards will be credited to a Participant’s Account in the designated number of Deferred Stock Units upon vesting of such Equity Awards. A Participant may not allocate units to another investment option under the Plan. A Participant may not allocate cash Deferrals into units of Company stock.

Dividend equivalents payable with respect to Deferred Stock Units will be credited as provided in the Equity Plan under which the related units were granted and treated as Earnings for FICA purposes and for purposes of determining the time and form of payment of such dividend equivalents from the Plan. Dividend equivalents will not be converted to additional units but may be invested as provided in Section 7.4.

No dividend equivalents declared prior to the date on which the related solely time-vesting restricted stock units become vested will be deferred under this Plan. For clarity, dividend equivalents declared prior to the date on which the related performance-vesting restricted stock units become vested shall be deferred under this Plan.

Realty Income Corporation Deferred Compensation Plan

Deferred Stock Units will be subject to adjustment in accordance with Article IX of the Equity Plan .

7.7	Valuations Final After 180 Days. The Participant shall have 180 days following the Business Day on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

7.8	Medium of Payment. Payments to Participants in respect to Accounts shall be paid in cash; provided, however, that payments in respect of Deferred Stock Units shall be made in whole shares of Common Stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit. Deferred Stock Units issued to and shares of Common Stock paid to Participants under the Plan shall be issued and paid by the Company from the Equity Plan.

Article VIII

Administration

8.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2	Administration Upon Change in Control. Upon a change in control affecting the Company, the Committee, as constituted immediately prior to such change in control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee. For purposes of this Section 8.2, a “change in control” means a change in control within the meaning of the rabbi trust agreement associated with the Plan or if no such definition is provided, the term shall have the meaning under Code Section 409A.

Upon such change in control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.

The Participating Employers shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any reasonable costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the good faith performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

Realty Income Corporation Deferred Compensation Plan

8.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan may be deducted from Compensation that has not been deferred to the Plan. Additionally, for distributions of shares of Common Stock in satisfaction of Deferred Stock Units, the tax withholding obligation may be satisfied by a reduction in the number of shares of Common Stock issued to the Participant having a fair market value equal to the applicable tax withholding obligation, but only if such reduction in shares is specifically approved by the Board or the Committee or as otherwise permitted by the Equity Plan or the award agreement evidencing the Equity Award underlying such Deferred Stock Units.

8.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer and director of the Participating Employers, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegates, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon them (including but not limited to reasonable attorney fees) which arise as a result of their or its good faith actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person if their or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise. Any person seeking indemnification shall give prompt written notice of any such indemnification claim to the general counsel of the indemnifying party, give the indemnifying party the opportunity to solely control, defend and resolve such claim and provide reasonable information and assistance to the defense and resolution such claim.

8.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Realty Income Corporation Deferred Compensation Plan

Article IX

Amendment and Termination

9.1	Amendment and Termination. Although each Participating Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan. Upon the termination of the Plan with respect to any Participating Employer, the participation of the affected Participants who are employed by that Participating Employer shall terminate. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Participant Deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article VII. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations, a Participating Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed in a lump sum, subject to and in accordance with any rules established by such Participating Employer deemed necessary to comply with the applicable requirements and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

9.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

9.3	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under and in compliance with the requirements of Code Section 409A. Notwithstanding anything to the contrary in the Plan, if and to the extent the Committee shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Code Section 409A, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation, the right to sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Realty Income Corporation Deferred Compensation Plan

Article X

Informal Funding

10.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a “change in control”, as defined in such trust, unless otherwise provided in the applicable rabbi trust document, the Participating Employer shall, upon such change in control, and on each anniversary of the change in control, contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions is at least equal to the total value of all Account Balances.

Article XI

Claims

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

Realty Income Corporation Deferred Compensation Plan

(a)	In General. Notice of the Committee’s decision with respect to a claim of benefits (other than claims based on disability) will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period (or, in the event that the Committee requests additional information from the Claimant relating to the claim, 90 days from the date on which the Claimant submits such additional information) and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension (which shall not exceed 30 days) before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days (or, in the event that the Committee requests additional information from the Claimant relating to the claim, 30 days from the date on which the Claimant submits such additional information). If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.4.

Realty Income Corporation Deferred Compensation Plan

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or their authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim) (or, in the event that the Committee requests additional information from the Claimant relating to the claim, 60 or 120 days, as applicable, from the date on which the Claimant submits such additional information). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will consider comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

Realty Income Corporation Deferred Compensation Plan

The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.4.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3	Claims Appeals Upon Change in Control. Upon a change in control, the Appeals Committee, as constituted immediately prior to such change in control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement. For purposes of this Section 11.3, a “change in control” means a change in control within the meaning of the rabbi trust agreement associated with the Plan or if no such definition is provided, the term shall have the meaning under Code Section 409A.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Realty Income Corporation Deferred Compensation Plan

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

11.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted their administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a change in control as defined in Section 11.3, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 10.2.

11.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.

11.6	Arbitration.

(a)	Prior to Change in Control. If, prior to a change in control as defined in Section 11.3, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

Realty Income Corporation Deferred Compensation Plan

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected. The arbitration shall be administrated by JAMS pursuant to JAMS’ Employment Arbitration Rules & Procedures, available in their current form at https://www.jamsadr.com/rules-employment-arbitration/English, unless the chosen arbitrator is affiliated with AAA and not JAMS, in which case the arbitration shall be administered by AAA pursuant to AAA’s Employment Arbitration Rules & Mediation Procedure, available in their current form at https://www.adr.org/employment; provided, however, that in the event of any inconsistency between the applicable rules and procedures and the terms of this Plan, the terms of this Plan shall prevail.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

Realty Income Corporation Deferred Compensation Plan

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, if such relief is not available in a timely fashion through arbitration.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 11.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

Realty Income Corporation Deferred Compensation Plan

The parties recognize that by agreeing to arbitrate, they are waiving their right to a trial by jury of any claim and they are waiving their right to bring any claim as part of or in connection with a class, collective or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

Notwithstanding the foregoing, this Section 11.6(a) shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Participant or Beneficiary elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Participant or Beneficiary is required to exhaust Participant’s or Beneficiary ’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.

(b)	Upon Change in Control. Upon a change in control as defined in Section 11.3, Section 11.6(a) shall not apply and any legal action initiated by a Participant or Beneficiary to enforce their rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 11.3 and 11.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 11.1 through 11.3 or any other determination made by the Company, its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

Article XII

General Provisions

12.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

A Participating Employer may assign any or all of its liabilities under this Plan in connection with any merger, restructuring, recapitalization, sale of assets or other similar transactions affecting the Company or any Participating Employer without the consent of the Participant provided that any successor to the Company or Participating Employer in such transaction shall assume the obligations of the Company or Participating Employer under this Plan, as applicable, and be bound hereby to the same extent as the Company or such Participating Employer (whether or not such successor formally adopts the Plan or enters into a joinder agreement or similar instrument with respect to this Plan or creates a substitute arrangement).

Realty Income Corporation Deferred Compensation Plan

12.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Right to Continued Employment or Service. Nothing contained herein shall be construed to constitute a contract of employment or service between a Participant and a Participating Employer.

12.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

REALTY INCOME CORPORATION

11995 EL CAMINO REAL

SAN DIEGO, CA 92130

ATTN: HUMAN RESOURCES

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains their residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

Realty Income Corporation Deferred Compensation Plan

12.8	Governing Law. To the extent not preempted by ERISA, the laws of the State of Maryland shall govern the construction and administration of the Plan.

12.9	Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Participating Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the _____ day of _______________, 2024, to be effective as of the Effective Date.

REALTY INCOME CORPORATION

By: _______________________________ (Print Name)

Its: ________________________________ (Title)

_____________________________________________ (Signature)

Realty Income Corporation Deferred Compensation Plan

Schedule A

Participating Employers

Realty Income Corporation